Stockholm, Sweden, July 24, 2020 (NYSE: VNE and SSE: VNE-SDB)

Financial Report April - June 2020
Financial Summary - Q2'20
•Underlying financial results better than expected, due to our Market Adjustment Initiatives (MAI)
•Net Sales of $184 million declined 62% including an Organic Sales[1] decline of 53%
•Active Safety Net Sales of $79 million declined 57% including an Organic Sales decline of 56%
•Operating Cash flow of $(107) million

Outlook - FY'20 Indication
•Organic sales are expected to outperform the global LVP due to new program launches
•Currency translation impact is expected to be (1)%
•RD&E, net is expected to improve by more than $100 million from 2019, on a comparable basis
•Operating loss is expected to improve from 2019 levels (on a comparable basis), and Cash flow before financing activities[1] is expected to be approximately $(200) million for H2'20

Business Highlights
•MAI program contributed to our improved operating loss and cash flow performance, particularly in engineering reimbursements, and the recovery from Nissin Kogyo, thereby mitigating the negative effects of COVID-19 for the quarter
•Cash flow before financing activities tracking in-line with our expectations for FY'20
•Order intake year to date is more than $300 million and more than $600 million during the LTM
•Veoneer and Volvo Cars finalized the split of the Zenuity software JV
•UN Regulation establishes strict requirements for Automated Lane Keeping Systems (ALKS) for passenger cars starting in 2021
•Continue to make progress towards the closing of the VBS-US operations divestiture

Key Figures	Three Months Ended June 30					Six Months Ended June 30
Dollars in millions, (except where specified)	2020		2019		Change	2020		2019		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$184		$489		$(305)	$546		$984		$(438)
Gross Profit / Margin	$3	1.9%	$77	15.7%	$(74)	$56	10.3%	$162	16.5%	$(106)
RD&E, net / % of Sales	$(44)	(24.1)%	$(159)	(32.4)%	$115	$(175)	(32.0)%	$(315)	(32.0)%	$140
Operating Loss / Margin	$(64)	(34.8)%	$(137)	(28.0)%	$73	$(186)	(34.1)%	$(265)	(27.0)%	$79
Operating Cash Flow	$(107)		$(70)		$(37)	$(116)		$(160)		$44

Comments from Jan Carlson, Chairman, President and CEO
The second quarter was very unusual. The light vehicle production declined by around 45%, the worst decline in recorded history. The many complexities in terms of regional differences, global supply chains, short delivery notices and several other factors, made it a very difficult environment for running effective and efficient operations. The health of our employees remained a continued focus, not least because of the additional challenges of safely ramping up our operations, as the COVID -19 pandemic is first and foremost a health crisis. Despite the extreme conditions in the quarter, our market adjustment initiatives are having the desired effects and we are currently on track to reach our efficiency targets for 2020. In the first and second quarter we have been particularly successful in customer negotiations which were reflected in our results in the second quarter. We are also continuing to deliver on-going improvements in RD&E and other cost efficiencies according to plan.
During the quarter we continued the introduction of the next generation of our Active Safety portfolio. Our fourth-generation vision system is now launched and the indications are that this system is performing very well, further strengthening our position as a leading challenger in the vision market. There have now also been a total of eleven launches of our next generation 77GHz radar product, including two recent launches of forward looking radar, a very important development as we see this generation of our radar product as highly competitive in the market for years to come.
The trend, focus and commercial opportunity for the next decade is in collaborative driving and active safety. The finalization of the split of Zenuity and the integration of more than 200 talented software engineers into our systems and software team fits right into that opportunity. These additions are focused on driving policy, which complements the team mainly focused on perception software and system design. Having this combined capability fully in-house further enhances our ability to develop full systems as well as individual products for all different types of OEMs and segments of the light vehicle market. We are also encouraged by the initial positive reviews of the Polestar 2. Most of the Active Safety system on the Polestar 2, including the entire system ADAS software stack, is delivered by Veoneer, a good reference for the next steps for our systems and software business. Further launches are being rolled out in the second half of 2020 and beyond.
I am very proud of the way the entire Veoneer team has performed under these circumstances, staying focused on execution, launching new technologies and customer programs, while continuing to make progress in the Market Adjustment Initiatives (MAI) program first announced over a year ago. This was all done while simultaneously handling the health situation and the changes that come from transitioning our way of working to a mainly virtual and digital environment. I would like to extend my warm thanks to the entire Veoneer team.
An earnings conference call will be held today, Friday, July 24, 2020 at 14:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. See also the Non-U.S. GAAP Financial Measures section on page 11 of this earnings release for further disclosures. [1] For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 11. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking Non-U.S. GAAP financial measures.

Page 1 of 11                24 July 2020

Financial Overview for the Quarter

Sales by Product
Net Sales	Three Months Ended June 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020	2019	U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$	%
Restraint Control Systems	100	209	(109)	(52)	(4)	(2)	—	—	(105)	(50)
Active Safety	79	184	(105)	(57)	(2)	(1)	—	—	(103)	(56)
Brake Systems	5	96	(91)	(94)	—	—	(81)	(85)	(10)	(64)
Total	$184	$489	$(305)	(62)%	$(6)	(1)%	$(81)	(17)%	$(218)	(53)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter declined by 62% to $184 million as compared to 2019. Organic sales[1] declined by 53% as compared to the 46% decline in LVP for the quarter. The remainder of the decline was from net currency translation effects of 1% and the VNBS-Asia divestiture of 17%. During the quarter, organic sales developed in-line with our expectations from the beginning of the quarter.
Sequentially, from the first quarter in 2020 net sales decreased 49% or $178 million primarily due to the impact of COVID-19 in North America and Europe. The negative impact of COVID-19 on organic sales is estimated to be approximately $190 million during the second quarter.

Active Safety - Net sales for the quarter of $79 million decreased by 57% as compared to 2019. This decline was primarily driven by the organic sales decline of 56%. This under-performance versus the LVP was driven by our higher CPV on premium brands in North America and Europe, where the LVP declined 70% and 62%, respectively.
The COVID-19 impact on lower underlying LVP in our major markets for our Active Safety products more than offset the strong demand for mono, stereo and thermal camera systems and ADAS ECUs on several models.

Restraint Control Systems - Net sales for the quarter of $100 million decreased by 52% as compared to 2019. The organic sales decline of 50% was primarily due to the reduction in LVP driving lower production volumes in Europe and North America.

Brake Systems - Net sales for the quarter of $5 million decreased by 94% as compared to 2019. The VNBS-Asia divestiture accounted for a 85% decline or $81 million while the remaining organic sales decline was $10 million or approximately 64%.

Income Statement

Gross Profit - The gross profit for the quarter of $3 million was $74 million lower as compared to 2019, where the negative LVP was the main contributor causing the lower organic sales. Net currency effects and the VNBS-Asia divestiture were $(2) million and $(13) million, respectively.

Net Loss - The net loss for the quarter of $90 million decreased by $52 million as compared to 2019, primarily due to the operating loss improvement. The equity method investment loss increased $1 million as compared to 2019.

Operating Loss - The operating loss for the quarter of $64 million decreased by $73 million as compared to 2019, despite the decline in organic sales. The VNBS-Asia divestiture benefit was $2 million while net currency effects were $1 million for the quarter.
The interest expense, net for the quarter was $4 million higher as compared to 2019, due to interest expense related to the convertible debt while other operating items, net decreased $4 million due to a $2 million investment loss in 2020 and a $1 million currency gain in 2019.
The RD&E, net of $44 million for the quarter decreased $115 million as compared to 2019, due to lower gross costs and higher engineering reimbursements, where $81 million was related to work previously completed. The VNBS-Asia divestiture benefit was $7 million.
Income tax expense of $2 million for the quarter was $12 million higher as compared to 2019 mainly due to a discrete tax benefit of $8 million and a $5 million tax benefit from the convertible debt issuance, both in 2019.

The SG&A expense of $38 million for the quarter decreased $12 million as compared to 2019, due to lower consultancy, IT and associate related costs. The VNBS-Asia divestiture benefit was $4 million.	The non-controlling interest was $9 million higher as compared to 2019 due to the VNBS-Asia divestiture in February 2020.
Other income and amortization of intangibles combined improved $20 million for the quarter as compared to 2019 mainly due to lower amortization of intangibles including $3 million related to the VNBS-Asia divestiture and the $20 million recovery from Nissin Kogyo.
Loss per Share - The loss per share of $0.80 improved by $0.59 for the quarter as compared to 2019. This decline was mainly due to the operating loss improvement of $0.65 per share while the share count increase from the 2019 capital raise reduced the loss by $0.17.

Cash Flow and Balance Sheet

Net cash used in operating activities - Net cash used in operating activities of $107 million during the quarter was $37 million unfavorable as compared to 2019. This was driven by a net working capital change of $75 million, partially due to the negative timing effects of COVID-19.

Net Working Capital[1] - The net working capital of $(11) million for the quarter was $12 million lower as compared to 2019 despite timing effects related to accounts receivable and COVID-19. We estimate these timing effects were approximately $(30) million in the quarter.

Net cash used in investing activities - Net cash used in investing activities of $34 million during the quarter was $31 million lower as compared to 2019. This was due to lower capital expenditures of $26 million and lower investments in Zenuity.

Capital Expenditures - Capital expenditures of $24 million for the quarter decreased by $26 million as compared to 2019 mainly due to lower investments in VBS-US, facility expansions, and engineering related IT. The VNBS-Asia divestiture benefit was $10 million.

Cash flow before financing activities[1] - The cash flow before financing activities of $(141) million for the quarter was essentially unchanged as compared to 2019, however includes $30 million related to VBS-US operations.

Cash and cash equivalents - Cash and cash equivalents of $851 million decreased by $119 million during the quarter, mainly due to the cash flow before financing activities of $(141) million, which was partially offset by a short-term loan and an exchange rate benefit.

Page 2 of 11                24 July 2020

Segment Overview for the Quarter

Electronics	Three Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Organic[1]
	$	$	$	%	Chg. $	Chg.%	$	%	$	$
Net Sales	$179		$393		$(214)	(55)%	$(6)	(2)%	$(208)	(53)%
Operating Loss / Margin	$(29)	(16.0)%	$(101)	(25.7)%	$72
Segment EBITDA1 / Margin	$(6)	(3.2)%	$(81)	(20.5)%	$75
Associates	6,705		7,763		(1,058)
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales for the Electronics segment decreased by $214 million to $179 million for the quarter as compared to 2019. This sales decline was mainly due to the organic sales[1] decline in Restraint Control Systems and Active Safety of $105 million and $103 million, respectively, along with the currency translation effects of $6 million.
Operating Loss - The operating loss for the Electronics segment of $29 million for the quarter decreased by $72 million as compared to 2019, mainly due to the higher than normal engineering reimbursements and recovery from Nissin Kogyo, which mitigated the negative LVP impact from COVID-19, causing the lower organic sales for the segment.

EBITDA[1] - The EBITDA[l] loss for the Electronics segment decreased by $75 million to negative $6 million for the quarter as compared to 2019. This change is mainly due to the operating loss improvement for the segment while depreciation and amortization increased by $3 million.
Associates - Associates in the Electronics segment decreased by 1,058 net to 6,705 as compared to 2019, mainly due to a reduction in engineering of approximately 550 and direct labor of approximately 500. Temporary associates decreased by approximately 450 reflecting the volume decline as compared to 2019.
Deliveries - The deliveries during the quarter were 2.3 million units for Restraint Controls Systems and 0.9 million units for Active Safety.

Brake Systems	Three Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%	$	%
Net Sales	$5		$96		$(91)	(94)%	$—	0%	$(81)	(85)%	$(10)	(64)%
Operating Loss / Margin	$(20)	(372.3)%	$(17)	(18.3)%	$(3)
Segment EBITDA1 / Margin	$(20)	(365.2)%	$(7)	(7.4)%	$(13)
Associates	350		1,415		(1,065)
  1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales for the Brake Systems segment decreased by $91 million to $5 million for the quarter as compared to 2019. The sales decrease was mainly attributable to the VNBS-Asia divestiture of $81 million.

EBITDA[1] - The EBITDA loss for Brake Systems segment increased by $13 million to negative $20 million for the quarter as compared to 2019. This change was mainly due to the net effect of the VNBS-Asia divestiture and lower amortization of intangibles related to VBS-US.

Operating Loss - The operating loss for the Brake Systems segment for the quarter increased $3 million to $20 million as compared to 2019. This change was mainly due to the divestiture of VNBS-Asia where the loss in 2019 was $2 million for the quarter and lower volumes in the remaining legacy Honda business.
Associates - The number of associates in the Brake Systems segment decreased by 1,065 to 350 net as compared to 2019, mainly due to the divestiture impact of 1,080 associates related to VNBS-Asia.
Deliveries - The deliveries during the quarter were 0.012 million units for the Brake Systems segment.

Corporate and Other	Three Months Ended June 30
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Loss / Margin	$(15)	—%	$(19)	—%	$4
Segment EBITDA1 / Margin	$(15)	—%	$(18)	—%	$3
Associates	40		57		(17)
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA[1] - The operating loss and EBITDA for Corporate and other for the quarter decreased to $15 million from an operating loss of $19 million and EBITDA of $(18) in 2019. This decrease was primarily due to lower IT, consultancy and associate related costs.

Associates - The number of associates decreased by 17 to 40 for the quarter as compared to 2019 due to a reduction in temporary associates related to process improvements of being a standalone company.

The Veoneer associates and financial figures for the quarter are comparable to 2019 as the second quarter of 2018 was the last quarter of carve-out reporting.
Page 3 of 11                24 July 2020

Financial Overview Year to Date

Sales by Product
Net Sales	Six Months Ended June 30				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020	2019	U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%	$
Restraint Control Systems	262	425	(163)	(38)	(9)	(2)	—	—	(154)	(36)
Active Safety	241	375	(134)	(36)	(7)	(2)	—	—	(127)	(34)
Brake Systems	43	184	(141)	(77)	—	—	(128)	(70)	(13)	(41)
Total	$546	$984	$(438)	(44)%	$(16)	(2)%	$(128)	(13)%	$(294)	(35)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the first half declined by 44% to $546 million as compared to 2019. The organic sales[1] declined by 35%, as compared to the 34% reduction in LVP for the same period. The remainder of the decline was from net currency translation effects of 2% and VNBS-Asia divestiture of 13%.

Active Safety - Net sales for the first half decreased by 36% to $241 million as compared to 2019. This decline was primarily driven by the organic sales decline of 34%. This performance versus the LVP was driven by our strong product content on premium brands in Europe, where we have a relatively higher CPV than in other markets.

During the first half, excluding brake systems, the organic sales declined in North America 47%, Europe 27% and Asia 32%, primarily due to the negative impact of COVID-19. These negative effects mostly impacted North America and Europe from mid-March through May and Asia from February through mid-April.
Strong demand for mono, stereo and thermal camera systems and ADAS ECUs on several models drove an increase in organic sales. This growth was more than offset by the volume effect from the product mix shift from our 24Ghz to 77Ghz radar technology and the phase-out of certain mono-vision programs with BMW, and lower underlying LVP mainly driven by the impact of COVID-19.

Restraint Control Systems - Net sales for the first half of $262 million decreased by 38% as compared to 2019. The organic sales decline of 36% was primarily due to the LVP decline driving lower volumes in North America and Europe.

Brake Systems - Net sales for the first half decreased by 77% to $43 million as compared to 2019. The organic sales decline of 41% was $13 million, however the VNBS-Asia divestiture accounted for a YoY decline of $128 million or 70%.

Income Statement

Gross Profit - The gross profit for the first half of $56 million was $106 million lower as compared to 2019, where the negative LVP and volume and product mix effects that caused the lower organic sales were the main contributors. Net currency effects and the VNBS-Asia divestiture were $(2) million and $(19) million, respectively.

Net Loss - The net loss for the first half of $321 million increased by $31 million as compared to 2019, primarily due to the combined $67 million net loss, from the divestiture gain on VNBS-Asia of $77 million and the impairment of VBS-US assets held for sale of $(144) million, while the equity method investment loss increased by $3 million.

Operating Loss - The operating loss for the first half of $186 million improved by $79 million as compared to 2019, despite the drop in organic sales. The VNBS-Asia divestiture benefit was $10 million while net currency effects were $5 million.
The interest expense, net for the first half was $8 million lower as compared to 2019, due to interest expense related to the convertible debt of $8 million. Other non-operating items, net of $(1) million increased $2 million primarily due to an investment loss in 2020.
The RD&E, net of $175 million decreased by $140 million as compared to 2019, due to higher than normal engineering reimbursements and lower gross costs. The VNBS-Asia divestiture benefit was $15 million.
Income tax expense of $26 million for the first half was $30 million higher as compared to 2019. This is due to a $4 million discrete tax benefit and $5 million tax benefit from the convertible debt issuance in 2019 and discrete tax expense of $22 million on the VNBS sale in 2020.

The SG&A expense of $82 million for the first half decreased by $20 million as compared to 2019, due to lower consultancy, IT and associate related costs. The VNBS-Asia divestiture benefit was $7 million.	The non-controlling interest expense was $21 million unfavorable as compared to 2019. This is due to the exclusion of VBS-US from non-controlling interest and the divestiture of VNBS-Asia.
Other income and amortization of intangibles combined were $25 million higher for the first half as compared to 2019 mainly due to lower amortization of intangibles including $7 million related to VNBS-Asia divestiture and $20 million recovery from Nissin Kogyo.
Loss per Share - The loss per share of $2.89 for the first half decreased by $0.05 as compared to 2019. The lower operating loss more than off-setting the combined net loss from the VNBS-Asia divestiture gain, and VBS-US impairment. The share count increase from the equity raise in 2019 reduced the loss by $0.70 per share.

Cash Flow and Balance Sheet

Net cash used in operating activities - Net cash used in operating activities of $116 million during the first half was $44 million favorable as compared to 2019. The improvement was primarily driven by the net working capital improvement and the lower operating loss.

Net Working Capital[1] - The positive change in net working capital of $14 million for the first half was due to the $30 million reversal of timing effects at year-end and further improvements in receivables partially offset by the negative COVID-19 timing effects in the second quarter.

Net cash proceeds from investing activities - Net cash proceeds from investing activities of $99 million during the first half was $218 million higher as compared to 2019. This was due to lower capital expenditures of $58 million and the VNBS-Asia divestiture of $176 million.

Capital Expenditures - Capital expenditures of $51 million for the first half decreased by $58 million as compared to 2019 mainly due to lower investments in VBS-US, facility expansions, and engineering related IT. The benefit of the VNBS-Asia divestiture was $16 million.

Cash flow before financing activities[1] - The cash flow before financing activities of $(17) million for the first half was $262 million better as compared to 2019 mainly due to improved net working capital, lower capital expenditures and the VNBS-Asia divestiture.

Shareholders Equity - Shareholders equity, including non-controlling interest of $1,414 million, decreased by $68 million during the second quarter from the previous quarter mainly due to the operating loss of $64 million for the quarter.

Page 4 of 11                24 July 2020

Segment Overview Year to Date

Electronics	Six Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$503		$800		$(297)	(37)%	$(16)	(2)%	$(281)	(35)%
Operating Loss / Margin	$(123)	(24.4)%	$(191)	(23.9)%	$68
Segment EBITDA1 / Margin	$(78)	(15.5)%	$(151)	(18.9)%	$73
Associates	6,705		7,763		(1,058)
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales for the Electronics segment decreased by $297 million to $503 million for the first half as compared to 2019. This sales decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $127 million and $154 million, respectively, along with the currency translation effects of $16 million.
Operating Loss - The operating loss for the Electronics segment of $123 million for the first half decreased by $68 million as compared to 2019, primarily due to the higher than normal engineering reimbursements, lower RD&E costs and the recovery from Nissin Kogyo, which mitigated the negative LVP impact from COVID-19, and volume and product mix effects causing the lower organic sales for the segment.

EBITDA[1] - The EBITDA[l] loss for Electronics segment decreased by $73 million to negative $78 million for the first half as compared to 2019. This change is mainly due to the decrease in operating loss for the segment while depreciation and amortization increased by $5 million.
Associates - Associates in the Electronics segment decreased by 473 net to 6,705 as compared to the previous quarter, mainly due to a reduction in engineering of approximately 180 and direct labor of approximately 200. Temporary associates decreased by approximately 135 reflecting the production volume decline.
Deliveries - The deliveries during the quarter were 6.0 million units for Restraint Controls Systems and 2.7 million units for Active Safety.

Brake Systems	Six Months Ended June 30						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported		Currency		Divestiture		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%	$	%
Net Sales	$43		$184		$(141)	(77)%	$—	0%	$(128)	(70)%	$(13)	(41)%
Operating Loss / Margin	$(33)	(78.1)%	$(37)	(20.1)%	$4
Segment EBITDA1 / Margin	$(32)	(74.8)%	$(17)	(9.4)%	$(15)
Associates	350		1,415		(1,065)
  1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales for the Brake Systems segment decreased by $141 million to $43 million for the first half as compared to 2019. The sales decrease was mainly attributable to the VNBS-Asia divestiture of $128 million.

EBITDA[1] - The segment EBITDA loss for Brake Systems increased by $15 million to negative $32 million for the first half as compared to 2019. This change was mainly due to the net effect of the VNBS-Asia divestiture.

Operating Loss - The operating loss for the Brake Systems segment for the first half decreased to $33 million from $37 million as compared to 2019. This change was mainly due to the divestiture of VNBS-Asia where the loss in 2019 was $9 million for the first half.
Associates - The number of associates in the Brake Systems segment of 350 net remained essentially unchanged from the previous quarter.
Deliveries - The deliveries during the first half were 0.2 million units for the Brake Systems.

Corporate and Other	Six Months Ended June 30
Dollars in millions, (except where specified)	2020		2019		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Loss / Margin	$(30)	—%	$(37)	—%	$7
EBITDA1 / Margin	$(30)	—%	$(37)	—%	$7
Associates	40		57		(17)
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA[1] - The operating loss and EBITDA for Corporate and other for the first half decreased by $7 million from an operating loss of $37 million and EBITDA $(37) million as compared to 2019. This decrease was primarily due to lower IT, consultancy and associate related costs.
Associates - The number of associates decreased by 2 to 40 from the previous quarter due to a reduction in SG&A related to process improvements of being a standalone company.
The Veoneer associates and financial figures for the first half are comparable to 2019 as the second quarter of 2018 was the last quarter of carve-out reporting.

Page 5 of 11                24 July 2020

Veoneer Brake Systems (VBS) - US Operations
Historical Figures Dollars in millions, (except where specified)	First Quarter			Second Quarter			Third Quarter		Fourth Quarter		Full Year
	2020	2019	2018	2020	2019	2018	2019	2018	2019	2018	2020	2019	2018
Net Sales	$13	$16	$15	$5	$15	$15	$14	$15	$14	$13	$18	$59	$58
Gross Profit	$(1)	$(1)	$(2)	$(4)	$(4)	$—	$(2)	$—	$(3)	$(1)	$(5)	$(10)	$(3)
SG&A	$(1)	$(1)	$(112)	$(2)	$(1)	$(1)	$8	$(1)	$(2)	$(1)	$(3)	$4	$(115)
RD&E	$(14)	$(11)	$(6)	$(12)	$(12)	$—	$(12)	$(4)	$(13)	$(4)	$(26)	$(48)	$(14)
Operating Income / (Loss)	$(16)	$(13)	$(120)	$(20)	$(15)	$(1)	$(7)	$(5)	$(18)	$(7)	$(36)	$(53)	$(133)
Capital Expenditures	$—	$6	$13	$—	$7	$15	$14	$17	$8	$10	$—	$35	$55
Depreciation and Amortization	$(1)	$(2)	$(112)	$—	$(3)	$(2)	$(1)	$(1)	$(1)	$(2)	$(1)	$(7)	$(117)
Associates - TOTAL	351	337	356	350	334	336	372	332	373	330
Associates - Direct Labor	91	104	137	93	104	118	98	115	98	111
Associates - RD&E	183	157	141	178	154	152	205	152	206	152
Associates - Temporary	24	8	4	25	12	10	16	10	27	9

VBS - US Operations Summary
Veoneer continues to make progress towards the closing of the VBS-US operations divestiture.
During the second quarter of 2020, the VBS-US operations net sales were $5 million with an operating loss of $20 million. The intended divestiture is expected to include approximately 335 of the 350 associates.

COVID-19 Commentary
The situation created by the COVID-19 pandemic has led to an unprecedented economic global uncertainty. This includes the automotive industry and LVP for 2020 and the years ahead. We have been more conservative with our contingency planning assumptions than the July industry estimate from IHS which assumes a YoY decline of approximately 22%.
As noted in our 2020 Outlook, in response to the pandemic, the Company has additional MAIs underway to mitigate the impact of the pandemic on its strong cash position. Veoneer estimates the organic sales impact from the lower customer demand to be approximately $190 million for the second quarter. This, in combination with the first quarter, implies the first half 2020 negative organic sales impact on Veoneer from the lower customer volumes was approximately $220 million.
The Company intends to continue to extend its MAIs to further mitigate the impact of the pandemic on its cash flow and operating results. This includes reducing its annual RD&E, net by more than $100 million and other expenses with the intention of reducing the Company's operating loss and conserving cash in 2020 so as to enter 2021 in a stable cash position.
During the latter part of the second quarter customers in Europe and North America gradually started to ramp up their production after the majority of their factories were shut down during the latter part of the first quarter continuing into the early part of the second quarter. The situation in China has stabilized and also the other Asian car producing countries are gradually returning to more normal production levels.
As our OEM customers return to production, we are returning to higher production levels as well, taking additional precautions to ensure the safety of our associates in each of our facilities, in accordance with detailed developed protocols. It is still uncertain how quickly our customers will ramp-up as production volumes may continue to fluctuate depending on underlying consumer demand.
In 2020, the most important driver for Veoneer’s business is new customer and technology launches. For the top 15 launches we see no cancellations of projects, however approximately half have been postponed by up to one quarter while the rest remain on track, or actually even slightly ahead of schedule. The exact volumes and consumer take rates are hard to predict at this point in time. The health and safety of our associates continues to be our first priority, and we are taking the necessary actions to protect our associates, safeguard our operations and meet our customers' needs while managing through these unprecedented circumstances.

Page 6 of 11                24 July 2020

Associates		June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
TOTAL		7,095	7,571	8,874	9,127	9,235
Whereof:	Direct Manufacturing	1,130	1,326	2,002	2,116	2,153
	RD&E	4,404	4,590	4,907	5,086	5,154
	Temporary	1,031	1,166	1,396	1,630	1,659
The net number of associates decreased by 476 to 7,095 during the quarter as compared to 7,571 in the previous quarter. The Company had close to 15% of its full-time equivalent workforce on furlough, layoff or short work weeks during the quarter while close to 4,500 associates have been working remotely since mid-March.
The decrease of 476 associates was mainly due to reductions in direct manufacturing and RD&E of 196 and 186, respectively. Temporary associates declined by 135 during the quarter. Overall, these reductions are primarily a result of our MAIs to mitigate the negative impact of COVID-19 on our business and engineering efficiency improvements.

The net number of associates decreased by 2,140 to 7,095 during the quarter from 9,235 as compared to the second quarter in 2019. The VNBS-Asia divestiture effect on the decline was 1,080 associates.
The underlying Veoneer decrease of 1,060 associates, as compared to the second quarter in 2019, was mainly due to reductions in direct manufacturing and RD&E of 504 and 534, respectively, while temporary associates declined by 628 as compared to the second quarter in 2019. These reductions are primarily a result of our MAIs to mitigate the impact of the negative impact of COVID-19 on our business and engineering efficiency improvements.

2020 Outlook and Targets

Due to the market uncertainty that has been created by the COVID-19 pandemic it is becoming increasingly difficult to provide updated sales indications and specific organic sales for FY'20. We currently expect some launch delays during 2020, however the Company expects to out-perform the global LVP in 2020, assuming no major additional launch delays.
Veoneer continues to implement additional MAIs with the underlying goal to off-set the negative effects from lower sales and impact on cash flow. As a result of these actions, the Company's outlook remains unchanged where Veoneer expects cash flow before financing activities to be approximately $(200) million for the second half of 2020 and the operating loss to improve in 2020 as compared to 2019, on a comparable basis.

Veoneer expects RD&E, net in FY'20 to improve by more than $100 million as compared to 2019, on a comparable basis. Capital expenditures are now expected to be less than $125 million for FY'20.
Other Topics and Events

Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV and our VBS-US operations. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production.
May 6 - Veoneer announced the launch of its state-of-the-art collision mitigation technology suite on the new Polestar 2. This new customer launch includes Veoneer's 4th generation mono-vision camera, 77Ghz radar and ADAS ECU which hosts industry leading feature software stack from Zenuity including object detection, forward collision warning, LKA, AEB, ACC and traffic assist.

May 6 - EU NCAP announced it intends to postpone the roll-out of its roadmap updates by one year, from 2022 to 2023.
May 8 - Veoneer announced the results of its virtual 2020 Annual General Meeting of Stockholders. All proposals received sufficient votes to approve except the proposals to amend Veoneer's Restated Certificate of Incorporation to eliminate the super-majority voting standard, and the classified structure of the board of directors. These two proposals did not receive the required vote of at least 80% of the Company's outstanding shares of common stock.
June 26 - The UNECEs World Forum for Harmonization of Vehicle Regulations, announced the first binding international regulation on “level 3” vehicle automation. The new regulation marks an important step towards the wider deployment of automated vehicles to help realize a vision of safer, more sustainable mobility for all.
Starting in January 2021 the regulation provides guidelines on the ALKS feature, requires driver availability recognition systems, and a "black box" data storage system for AD. It also outlines requirements for emergency and minimal risk maneuvers and driver transition demand as well as cyber-security and software update protocols.
June 30 - Veoneer announced that it was recognized by General Motors as a Supplier of the Year for the second consecutive year.
June 30 - Veoneer resolved a JV dispute with NK for $20 million.
July 2 - Veoneer announced the completion of the split of the Zenuity JV with Volvo Cars, which was in-line with earlier communication.

Next Report - The next Veoneer earnings report for the third quarter of 2020 is currently planned for Friday, October 23, 2020. Contacts: Thomas Jonsson - EVP Communications & IR, thomas.jonsson@veoneer.com or +46 8 527 762 27 and Ray Pekar - VP Investor Relations, ray.pekar@veoneer.com or +1 248 794 4537.

Definitions: ACC - Adaptive Cruise Control, ADAS - Advanced Driver Assist Systems, AD - Autonomous Driving, AEB - Autonomous Emergency Braking, ALKS - Automated Lane Keep System, CPV - Content per Vehicle, ECU - Electronics Control Unit, JV - Joint Venture, LTM - Last Twelve Months, LKA - Lane Keep Assist, LVP - Light Vehicle Production according to IHS, MAI - Market Adjustment Initiatives (which includes efficiency programs, strategic reviews and portfolio optimization), NK - Nissin Kogyo, OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, VNBS JV - Veoneer Nissin Brake Systems Joint Venture, VBS - Veoneer Brake Systems, YoY - Year over Year.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Friday, July 24, 2020. Inquiries - Company Corporate website www.veoneer.com.
Page 7 of 11                24 July 2020

Safe Harbor Statement
This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), RD&E spend, operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: general economic conditions; the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; further decreases in light vehicle production; impact of COVID-19 on our customers and their production and product launch schedules; impact of COVID-19 on the Company’s financial condition, business operations and liquidity; our ability to complete the divestiture of VBS-US, which is subject to the negotiation and documentation of a definitive agreement and closing; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; our ability to share RD&E costs with our customers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in the Company's quarterly reports and Annual Report on Form 10-K.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2019
Dollars in millions, (except per share data)	2020	2019	2020	2019
Net sales	$184	$489	$546	$984	$1,464	$1,902
Cost of sales	(181)	(412)	(490)	(822)	(1,259)	(1,591)
Gross profit	3	77	56	162	205	311
Selling, general & administrative expenses	(38)	(50)	(82)	(102)	(169)	(189)
Research, development & engineering expenses, net	(44)	(159)	(175)	(315)	(422)	(562)
Amortization of intangibles	(1)	(6)	(3)	(11)	(12)	(20)
Other income, net	16	1	18	1	17	—
Operating loss	(64)	(137)	(186)	(265)	(381)	(460)
Loss on divestiture and assets held for sales, net	—	—	(67)	—	(67)	—
Loss from equity method investment	(19)	(18)	(38)	(35)	(73)	(70)
Interest income (expense), net	(2)	2	(3)	5	—	8
Other non-operating items, net	(3)	1	(1)	1	(1)	1
Loss before income taxes	(88)	(152)	(295)	(294)	(522)	(521)
Income tax benefit (expense)	(2)	10	(26)	4	(30)	(1)
Net loss [1]	(90)	(142)	(321)	(290)	(552)	(522)
Less: Net Income (loss) attributable to non-controlling interest	—	(9)	1	(20)	—	(22)
Net loss attributable to controlling interest	$(90)	$(133)	$(322)	$(270)	$(552)	$(500)
Net loss per share – basic [2]	$(0.80)	$(1.39)	$(2.89)	$(2.94)	$(4.95)	$(4.92)
Weighted average number of shares outstanding [2]	111.58	96.06	111.52	91.68	111.52	101.62
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation.

Page 8 of 11                24 July 2020

Consolidated Balance Sheet	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Dollars in millions
Assets
Cash & cash equivalents	$851	$970	$859	$1,062	$1,204
Receivables, net	206	216	253	309	319
Inventories, net	132	135	144	159	158
Related party receivables	8	6	11	14	16
Prepaid expenses and contract assets	29	36	47	46	42
Other current assets	17	18	18	12	19
Current assets held for sale	17	26	317	—	$—
Total current assets	$1,260	$1,407	$1,649	$1,602	$1,758
Property, plant & equipment, net	406	395	473	570	548
Right of use assets, operating lease	93	96	100	99	94
Equity method investment	74	79	87	75	73
Goodwill	290	289	290	290	290
Intangible assets, net	11	12	17	87	93
Deferred tax assets	6	7	7	11	10
Investments	9	10	9	10	10
Other non-current assets	28	26	111	111	91
Total assets	$2,177	$2,321	$2,743	$2,855	$2,967
Liabilities and equity
Accounts payable	$131	$233	$233	$317	$276
Related party payables	1	2	3	4	12
Accrued expenses	200	198	192	227	207
Income tax payable	28	26	7	6	6
Other current liabilities	63	41	38	59	71
Current liabilities held for sale	6	7	118	—	—
Total current liabilities	$429	$507	$591	$613	$572
4% Convertible Senior Notes due 2024	$165	$163	$160	$158	$156
Pension liability	17	17	17	21	21
Deferred tax liabilities	11	13	13	12	12
Operating lease non-current liabilities	75	78	82	81	75
Financial lease non-current liabilities [1]	38	34	33	33	33
Other non-current liabilities	28	27	29	37	34
Total non-current liabilities	$334	$332	$334	$342	$331
Equity
Common stock	$111	$111	$111	$111	$111
Additional paid-in capital	2,347	2,345	2,343	2,343	2,341
Accumulated deficit	(1,003)	(914)	(681)	(584)	(451)
Accumulated other comprehensive income (loss)	(41)	(60)	(44)	(59)	(34)
Total Equity	$1,414	$1,482	$1,729	$1,811	$1,967
Non-controlling interest	—	—	89	89	97
Total Equity and non-controlling interest	$1,414	$1,482	$1,818	$1,900	$2,064
Total liabilities, Equity and non-controlling interest	$2,177	$2,321	$2,743	$2,855	$2,967
[1] Figures were reported as Other non-current liabilities for the last three quarters in 2018.

Page 9 of 11                24 July 2020

Consolidated Cash Flow Statement	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019	2020	2019
Operating activities
Net loss	$(90)	$(142)	$(321)	$(290)	$(553)	$(522)
Depreciation and amortization	23	31	46	60	101	115
Net (Gain) / Loss on divestiture and assets held for sale[4]	—	—	67	—	67	—
Other, net	16	12	32	39	51	58
Change in operating assets and liabilities	(56)	29	60	31	53	24
Net cash used in operating activities [1]	$(107)	$(70)	$(116)	$(160)	$(281)	$(325)
Investing activities
Capital expenditures	$(24)	$(50)	$(51)	$(109)	$(155)	$(213)
Proceeds from divestiture	—	—	176	—	176	—
Equity method investment	(9)	(11)	(25)	(11)	(72)	(58)
Short-term investments		—	—	5	—	5
Long-term investments	(1)	(4)	(1)	(4)	2	(1)
Proceeds from sale of property, plant and equipment		—	—	—	2	2
Net cash proceeds (used) in investing activities	$(34)	$(65)	$99	$(119)	$(47)	$(265)
Financing activities
Issuance of Common Stock	$—	$405	$—	$405	$(2)	$403
Net increase in long-term debt	—	202	(1)	202	7	210
Net increase in short-term debt	16	19	15	20	17	22
Paid Dividend	—		(5)	—	(5)	—
Net change in related party short-term debt		1	—	2	(1)	1
Net cash provided by financing activities	$16	$627	$9	$629	$16	$636
Effect of exchange rate changes in cash [2]	6	(3)	—	(10)	(6)	(16)
Increase (decrease) in cash and cash equivalents	$(119)	$489	$(8)	$340	$(318)	$30
Cash and cash equivalents at beginning of period	970	715	859	864	1,204	864
Less: Cash and cash equivalents at end of period, assets held for sale	—	—	—	—	(35)	(35)
Cash and cash equivalents at end of period [3]	$851	$1,204	$851	$1,204	$851	$859
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”, [2] Including cash equivalents, [3] Excluding Cash in Assets Held for Sale of $35 million, [4] The net loss from the VNBS-Asia divestiture gain on sale of $77 million and the VBS-US operations assets held for sale impairment of $(144) million.

Key Ratios	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2019
Dollars in millions, (except where specified)	2020	2019	2020	2019
Gross Margin % [1]	1.9	15.7	10.3	16.5	14.0	16.4
SG&A %	(20.6)	(10.3)	(14.9)	(10.4)	(11.5)	(9.9)
RD&E %	(24.1)	(32.4)	(32.0)	(32.0)	(28.9)	(29.6)
Operating Margin % [2]	(34.8)	(28.0)	(34.1)	(27.0)	(26.0)	(24.2)
Depreciation and Amortization %	(12.7)	(6.3)	(8.5)	(6.1)	(11.5)	(6.1)
EBITDA % [3]	(22.1)	(21.7)	(25.6)	(20.9)	(19.0)	(18.1)
Capital Expenditures %	(13.0)	(10.2)	(9.3)	(11.1)	(10.6)	(11.2)
Net Working Capital [4]	$(11)	$1	$(11)	$1	$(11)	$3
Operating Cash flow [5]	$(107)	$(70)	$(116)	$(160)	$(281)	$(325)
Shareholders’ Equity [6]	$1,414	$1,967	$1,414	$1,967	$1,414	$1,729
Cash and Cash Equivalents	$851	$1,204	$851	$1,204	$851	$859
Weighted average number of shares outstanding [6]	111.58	96.06	111.52	91.68	111.52	101.62
Net loss per share – basic [7]	$(0.80)	$(1.39)	$(2.89)	$(2.94)	$(4.95)	$(4.92)
Total Shareholders’ Equity per share	$12.67	$20.48	$12.68	$21.46	$12.68	$17.01
Number of Associates at period-ending [8]	6,064	7,575	6,064	7,575	6,064	7,478
Number of Total Associates at period-ending [9]	7,095	9,235	7,095	9,235	7,095	8,874
Days Receivables Outstanding [10]	90	54	63	60	56	52
Days Inventory Outstanding [11]	66	29	44	30	36	29
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 10. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

Page 10 of 11                24 July 2020

Non-U.S. GAAP Financial Measures
Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales and percentage change on a comparable basis thereby excluding any structural impacts. This facilitates separate discussions of the impact of acquisitions and divestitures and exchange rates on the Company’s performance. The tables in this report present the $ reconciliation of the changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and loss from equity method investment. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provide a reconciliation of current assets and liabilities to net working capital and cash flow before financing activities.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.

Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures
Net Loss to EBITDA	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019	2020	2019
Net Loss	$(90)	$(142)	$(321)	$(290)	$(552)	$(522)
Net loss on divestiture and assets held for sale	—	—	67	—	67	—
Depreciation and amortization	23	31	46	60	101	115
Loss from equity method investment	19	18	38	35	73	70
Interest and other non-operating items, net	5	(3)	4	(6)	2	(9)
Income tax expense (benefit)	2	(10)	26	(4)	30	1
EBITDA	$(41)	$(106)	$(140)	$(205)	$(279)	$(345)

Segment EBITDA to EBITDA	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019	2020	2019
Electronics	$(6)	$(81)	$(78)	$(151)	$(169)	$(242)
Brake Systems	(20)	(7)	(32)	(17)	(46)	(32)
Segment EBITDA	$(26)	$(88)	$(110)	$(168)	$(215)	$(274)
Corporate and other	(15)	(18)	(30)	(37)	(64)	(71)
EBITDA	$(41)	$(106)	$(140)	$(205)	$(279)	$(345)

Working Capital to Net Working Capital	June 30, 2020	June 30, 2019	March 31, 2020	March 31, 2019	December 31, 2019	December 31, 2018
Dollars in millions
Total current assets	$1,260	$1,758	$1,407	$1,352	$1,649	$1,543
less Total current liabilities	429	572	507	593	591	636
Working Capital	$831	$1,185	$900	$759	$1,058	$907
less Cash and cash equivalents	(851)	(1,204)	(970)	(715)	(859)	(864)
less Short-term debt	20	20	3	—	3	—
less Net of Assets and Liabilities held for sale	(11)	—	(19)	—	(199)	—
Net Working Capital	$(11)	$1	$(86)	$44	$3	$42

Cash Flow before Financing Activities	Three Months Ended June 30		Six Months Ended June 30		Last 12 Months	Full Year 2019
Dollars in millions	2020	2019	2020	2019
Net cash used in Operating Activities	$(107)	$(70)	$(116)	$(160)	$(281)	$(325)
Plus Net cash provided by (used in) Investing Activities	(34)	(65)	99	(119)	(47)	(265)
Cash flow before Financing Activities	$(141)	$(135)	$(17)	$(279)	$(328)	$(590)

Page 11 of 11                24 July 2020